Sensata
529 Pleasant Street
Attleboro, MA 02703
Telephone: 508-236-3800
Fax: 508-236-3862

April 26, 2024
Dear Martha N. Sullivan,

We are pleased to offer you the role of Interim President and Chief Executive Officer (“CEO”) of Sensata Technologies (“Sensata” or the “Company”), effective as of May 1, 2024.

Duties and Responsibilities
You will report directly to the Board of Directors of Sensata Technologies Holding plc (the “Board”) and will perform such duties as are assigned to you, from time to time, by the Board commensurate with the position of Interim President and CEO.

Base Salary
Your annual base salary will be $1,050,000, subject to appropriate tax withholdings and deductions. You will be paid semi-monthly in accordance with Sensata’s normal payroll practices. Pay dates are the 15th and the last day of the month. As an exempt employee, you are not eligible for overtime compensation.

Executive Bonus Plan
In addition to your base salary, you will be eligible to participate in Sensata’s 2024 Executive Bonus Plan (“Bonus Plan”); payable on or around the end of Q1 2025 and subject to its terms and conditions. Your annual target bonus is 135% of your annual base salary. If a permanent CEO is appointed and commences employment before December 31, 2024, then you will receive a pro rata amount of your target bonus for 2024 equal to (x) your target bonus, multiplied by (y) a fraction, the numerator of which is the number of days in 2024 you were employed as Interim President and CEO and the denominator of which is 365. If a permanent CEO has not been appointed and commenced employment before December 31, 2024, then (i) your final bonus payout for 2024, if any, will be determined in accordance with factors including, but not limited to, your individual performance, business unit performance, and Sensata’s performance as further detailed in the terms and conditions of the Bonus Plan and (ii) your eligibility to participate in the 2025 Bonus Plan and the terms and conditions thereunder will be determined by the Board.

Equity Incentive Eligibility and Equity Award
In addition to your base salary and eligibility to participate in the Bonus Plan, you will receive an equity incentive award, which will be granted effective as of May 1, 2024 (the “LTI Award”). The LTI Award will have a grant date value of $6,000,000 and be granted under the Sensata Technologies Holding plc 2021 Equity Incentive Plan, as may be amended or replaced from time to time, in the form of time-based restricted stock units that vest in equal monthly installments over a one-year period contingent upon your continued service in the role of the Interim President and CEO. You acknowledge that the Company does not presently intend to grant to you any additional equity incentive awards and you further acknowledge that you will not receive an annual equity retainer for your service as a member of the Board for the remainder of 2024.

Benefits
Sensata’s total compensation package features benefits that are among the best in the industry, offering you many opportunities to build your personal wealth. Our benefits are designed to attract and retain the most talented people.

As a full-time employee, you are eligible to participate in our competitive program of employee benefits which includes, but is not limited to, medical, dental, vision, life, and short and long-term disability insurance. Please note that you have 30 days from your date of hire (as an employee) to enroll in your Health & Group benefits. Additionally, employees are eligible to participate in Sensata’s Contribution and 401(k) Savings Plan. Sensata will match 100% of your contributions up to the first 4% of eligible earnings. The 401(k) plan includes automatic enrollment at 4% of your pretax eligible earnings, and has an automatic contribution rate increase on January 1st of each year by 1% until you reach a pre-tax percentage of 10%, or elect another contribution rate or choose to opt out of the 401(k) plan. You will receive more information about when automatic enrollment will begin shortly after your date of hire. To view additional information about the benefit plans available to full-time employees, as well as applicable enrollment deadlines, please go to www.mysensatabenefits.com. This section is intended to provide an easy to understand description of the various plans sponsored by Sensata. The detailed provisions of these plans govern the actual rights and benefits to which you may be eligible. As with all compensation and benefit programs, Sensata reserves the right to alter these and other programs at any time.

Permanent CEO Successor and Board Service
Your employment as Interim President and CEO will automatically cease at the time a permanent successor has commenced employment in the role of CEO as determined by the Board, without any further action required by you or the Company. Except as set forth herein, you are not entitled to receive any severance or separation benefits in connection with the end of your employment. Your service as a member of the Board will continue throughout your employment as Interim President and CEO and will not be affected by the end of such employment; however, while you are employed as Interim President and CEO, you will not receive separate compensation for your service as a member of the Board.

Company Policies
As Interim President and CEO of Sensata, the terms and conditions of your employment, including your pay and benefits, are subject to the Remuneration Policy approved by the shareholders of Sensata Technologies Holding plc from time to time. Also, as an employee of Sensata, you will be subject to and are expected to abide by all Company policies, including but not limited to the Code of Business Conduct.

Both during and following your employment with the Company, you must not use, disclose, or communicate any confidential or proprietary information and trade secrets concerning the Company or its customers to or for anyone except as authorized by Sensata.

In addition, accepting this offer of employment, you represent that you have not and will not violate any obligations you may owe any current or former employer(s), including but not limited to confidentiality, inventions, non-solicitation of customers and employees, non-competition, or any other like covenant.

Other
At all times during your employment, you will remain an “at-will” employee which means that either you or the Company may terminate your employment at any time, with or without cause or notice. Your status as an “at-will” employee cannot be changed or modified except in a written agreement signed by the Board or their designee.

In the event of any conflict between information contained in this letter and in any of the plan, policy or program documents, the plan, policy or program documents will control.

Conditions of Employment
This offer supersedes all prior understandings, negotiations, and agreements, whether written or oral, between you and Sensata as to the subject matter herein.

This offer is contingent upon you providing satisfactory proof that you are authorized to work in the U.S., as required by law.

This offer packet constitutes the entire offer between you and Sensata. It supersedes all previous communications, representations and understandings, either oral or written.

Your acknowledgement confirms your understanding that your employment with Sensata is at-will, as described above, and that this letter, Sensata practice, and any other oral or written policies or statements of Sensata or its agents shall not create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the offer and understanding that employment with Sensata is at-will. This offer may not be amended except in writing signed by you and Sensata.

Please acknowledge your acceptance of this offer by signing and returning the acknowledgement attached below.

Sincerely,

/s/ Andrew C. Teich
Andrew C. Teich
Sensata Technologies Holding, plc.

Accepted:    Martha N. Sullivan

Position:    Interim President and Chief Executive Officer

This offer packet constitutes the entire offer between you and Sensata. It supersedes all previous communications, representations, understandings and agreements, either oral or written.

Your signature below acknowledges your understanding that your employment with Sensata is at-will, as described above, and that this letter, Sensata practice, and any other oral or written policies or statements of Sensata or its agents shall not create an employment contract, guarantee a definite term of employment, or otherwise modify in any way the agreement and understanding that employment with Sensata is at-will. This offer may not be amended except in writing signed by you and Sensata.

_________________________	___________________	__________________________________
*First Name	*Middle Name	*Last Name (*Please print name as written on your Social Security Card)

Preferred First Name if different from above

/s/ Martha Sullivan                        April 26, 2024

Signature    Date

Email Address    Phone Number Anticipated Start Date: May 1, 2024